                                                                        EX-10.03

                                                                  EXECUTION COPY

                               BROOKS JAPAN ROBOT
                                SUPPLY AGREEMENT

     This SUPPLY AGREEMENT (this "AGREEMENT") is made as of June 30, 2006 (the "SIGNING DATE"), by and between YASKAWA BROOKS AUTOMATION, INC. a Japanese corporation having its principal business office at 2-1 Kurosaki-shiroishi, Yahatanishi-ku, Kitakyushu 806-0004 Japan ("BUYER") and BROOKS AUTOMATION, INC., a Delaware corporation, having its principal business office at 15 Elizabeth Drive, Chelmsford, MA 01824 ("SELLER").

     WHEREAS, Seller is engaged in, among other things, the business of developing, designing, manufacturing and selling various semiconductor robotic products; and

     WHEREAS, Buyer is engaged in the business of selling various integrated automation and subsystems for the semiconductor wafer manufacturing and related industries to Japanese based enterprises; and

     WHEREAS, Buyer is a joint venture established by Seller and Yaskawa Electric Corporation, a Japanese corporation having its principal business office at 2-1 Shiroishi, Kurosaki, Yahatanishi-ku, Kitakyushu, Japan ("YASKAWA") pursuant to a Joint Venture Agreement dated May 8, 2006 (the "JV AGREEMENT") and a Shareholders Agreement dated as of the Signing Date (the "SHAREHOLDERS' AGREEMENT"); and

     WHEREAS, Seller and Buyer desire to enter into an agreement whereby Seller will supply certain Products (as hereinafter defined) to Buyer for resale.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and Buyer agree as follows:

1.   GRANT OF SALES RIGHTS.

     1.1  Definitions.

          "AGREEMENT" shall have the meaning set forth in the introductory paragraph to this agreement.

          "ASSUMED CUSTOMER PROGRAMS" shall mean Seller's Product programs with Semiconductor Customers as set forth on Schedule B hereto.

          "BROOKS PRODUCTS" means all vacuum robotics and other types of products for the Semiconductor Industry that are listed under the heading "Brooks Products" on Schedule A hereto; provided that the definition of "BROOKS PRODUCTS" excludes (i) products specifically targeted to flat panel display automation and motor and motion control products (including tables driven by motion control products) on a stand-alone basis, and (ii) articulated 6 (or more) axis robots.

          "BUSINESS DAY" shall mean a day on which banks are open for business in both Boston, Massachusetts and Tokyo, Japan.

          "BUYER" shall have the meaning set forth in the introductory paragraph to this Agreement.

          "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section
     7.2 hereof.

          "CUSTOMER AFFILIATE" shall mean any Subsidiary of a Primary Person, which Primary Person has its principal offices located in Japan, wherever such Subsidiary may be located.

          "DELIVERY POINT" shall have the meaning set forth in Section 2.1 hereof.

          "EFFECTIVE DATE" means the Operations Commencement Date, as defined in the JV Agreement.

          "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section
     10.1 hereof.

          "JV AGREEMENT" shall have the meaning set forth in the recitals.

          "OEM" means a Primary Person, which does not have its principal offices located in Japan, or any of its Subsidiaries which do not have their principal offices located in Japan, in either case that purchases Products for the purpose of adding value by incorporating Products as a minor component of a larger system that is sold by such Primary Person or its Subsidiaries.

          "PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

          "PRIMARY PERSON" shall mean a Person that is not under the control of any other Person (other than an individual). A Person shall be deemed to control another Person if the controlling Person owns 50% or more of any class of voting securities (or other ownership interest) of the controlled Person.

          "PRODUCTS" means Yaskawa Products and/or Brooks Products, as applicable.

          "PURCHASE ORDER" shall have the meaning set forth in Section 3.1 hereof.

          "QUARTERLY BUSINESS REVIEW" or "QBR" shall have the meaning set forth in Section 1.3 hereof.

          "SCARA" means Selective Compliant Articulated/Assembly Robot Arm.

          "SELLER" shall have the meaning set forth in the introductory paragraph to this Agreement.

          "SEMICONDUCTOR CUSTOMER" shall mean (i) all Primary Persons with principal offices located in Japan that, either directly or through their Customer Affiliates, are current or prospective purchasers or users of Products and (ii) all Customer Affiliates it being agreed and acknowledged by both parties that Seller shall not knowingly sell Products to any customer (other than any OEM) for the purpose of selling or otherwise distributing such Products to any Person that meets the criteria set forth in clauses (i) or (ii) above.

          "SEMICONDUCTOR INDUSTRY" means the design, development, manufacture, assembly, use, sale, repair, installation, testing, quality control, inspection or calibration of equipment or tools (including software), and all components and subassemblies thereof, that are used in the design, development, manufacture, patterning, assembly, testing or packaging of semiconductor, magnetic media, magnetic storage, and optical devices as well as reticles and masks used in connection therewith.

          "SHAREHOLDERS' AGREEMENT" shall have the meaning set forth in the recitals.

          "SIGNING DATE" shall have the meaning set forth in the introductory paragraph to this Agreement

          "SPECIFICATIONS" shall have the meaning set forth in Section 5.1 hereof.

          "SUBSIDIARY" of any Person shall mean each of the Persons that, directly or indirectly, through one or more intermediaries, is owned or controlled by such Person. A Person shall be deemed to control another Person if the controlling Person owns 50% or more of any class of voting securities (or other ownership interest) of the controlled Person.

          "YASKAWA PRODUCTS" means all atmospheric SCARA robotics products for the Semiconductor Industry that are under the heading "Yaskawa Products" on Schedule A provided that the definition of "YASKAWA PRODUCTS" (i) excludes products specifically targeted to flat panel display automation and motor and motion control products (including tables driven by motion control products) on a stand-alone basis (ii) excludes articulated 6 (or more) axis robots and (iii) for the avoidance of doubt, excludes Brooks Products.

     1.2 GRANT. Seller hereby grants to Buyer the exclusive right to market and distribute the Products to Semiconductor Customers. Buyer shall use its best efforts to promote, sell and service the Brooks Products to the Semiconductor Customers and to maintain adequate facilities and personnel as may be necessary to sell and support the Brooks Products, including, but not limited to, calling on and training Semiconductor Customers, collecting market data and acting as a liaison between the Semiconductor Customer and Seller with respect to Semiconductor Customers' technical, engineering and delivery requirements relating to the Brooks Products. Buyer shall use such efforts to sell Yaskawa Products as Buyer may deem in its best interests from time to time, in its sole discretion. Seller agrees to use commercially reasonable efforts to customize the Brooks Products to promote sales in the Japanese market as Buyer or its Semiconductor Customers may request from time to time. For the avoidance of doubt, the parties acknowledge that Seller shall have the right to market and distribute (i) any products specifically targeted to flat panel display automation and motor and motion control products (such as tables driven by motion control products) on a stand alone basis to any customer, including Semiconductor Customers and (ii) any products, including without limitation the Products, to customers other than Semiconductor Customers.

     1.3 QUARTERLY BUSINESS REVIEWS. Buyer and Seller shall appoint key personnel of each party to meet quarterly to discuss the status of the parties' performance under this Agreement relating to Brooks Products, to raise any concerns and to discuss and plan for future business opportunities involving the sale of Brooks Products to Semiconductor Customers (such meetings, herein referred to as "QUARTERLY BUSINESS REVIEWS" or "QBRS"). In such meetings, Buyer and Seller shall use good faith efforts to resolve any disputes or concerns regarding the supply and sale of the Brooks Products to the mutual satisfaction of the parties. For the avoidance of doubt, this Section 1.3 shall not apply to Yaskawa Products.

     1.4 DEVELOPMENT OR CUSTOMIZATION. If Buyer and Seller agree that Seller will perform design or development work for Buyer, then a separate design and development agreement will be entered into between the parties, which agreement shall address ownership of resulting intellectual property rights in detail.

2.   PRICE AND PAYMENT.

     2.1 PRICE. All prices for Products purchased by Buyer under this Agreement shall be agreed by Buyer and Seller on a customer-by-customer, Product-by-Product basis. All prices shall be payable in U.S. dollars, FCA (Incoterms 2000), Seller's plant (the "DELIVERY POINT").

     2.2 PAYMENT. Invoices for the Products shall be issued to Buyer upon delivery of the Products to the Delivery Point. Payment shall be made by Buyer by wire transfer to such account as Seller shall designate from time to time in writing to Buyer within one hundred fifty (150) days after delivery of the Products to the Delivery Point. Any amounts not paid within 5 Business Days after the due date for such payment shall bear interest from and after the due date to the date of payment at the rate of 1 1/2 % per month or the highest rate permitted by law, whichever is less, and all such amounts shall be due and payable upon demand by Seller.

3.   ORDERS AND FORECASTS.

     3.1 PURCHASE ORDERS. "PURCHASE ORDER" shall mean a written or electronic order for the Products or any other equivalent process by which Buyer orders quantities of the Products and spare Parts required to perform repair services from Seller. It is contemplated that, from time to time, Purchase Orders in forms prepared by Buyer, may be used in ordering the Products and that there may be included in such forms certain stipulations, conditions or agreements not otherwise contained herein. It is expressly understood and agreed that the provisions of this Agreement shall be deemed a part of each Purchase Order accepted by Seller and, unless otherwise mutually agreed in writing, any provision in any Purchase Order which is inconsistent with, contrary or in addition to, or which otherwise adversely materially alters or increases Seller's or Buyer's obligations under this Agreement shall be deemed amended or deleted, as the case may be and that the terms of this Agreement shall control. Seller shall ship only the quantities of the Products ordered by Buyer in the applicable Purchase Order, unless otherwise agreed in writing by Buyer and Seller in accordance with Sections 3.3 and 3.4 of this Agreement. All Buyer Purchase Orders shall specify the quantity of the Products, the shipment date, and all other relevant information necessary to effectuate delivery of the Products to the Delivery Point. Seller shall accept all Purchase Orders that are submitted in conformance with this Agreement. Unless otherwise agreed by Buyer and Seller on a case by case basis, Seller will deliver the ordered Products to the Delivery Point eight (8) weeks after receipt of the Purchase Order issued in accordance with the terms of this Agreement; provided, however, that, with respect to quantities of Products ordered under any Purchase Order issued in accordance with the terms of this Agreement that result in a quantity of Product ordered in a given month in excess of 130% of the average amount forecasted for said month in each Buyer forecast provided during the most recent two months of the preceding 6 month forecast period, Seller shall only be bound to a lead time for delivery of such excess quantity of Products on the Purchase Order as Buyer and Seller may agree for such Products on a case by case basis. Except as provided below, no Purchase Order shall be subject to cancellation or reduction after acceptance by Seller. Seller agrees that it shall be responsible for late delivery and quality damages under any Assumed Customer Programs if (i) such damages are the fault of Seller and (ii) Buyer actually is required by a claimant to pay such damages.

     3.2 FORECASTS AND PURCHASE ORDER SCHEDULE. In order to meet Buyer's requirements and in order to assist Seller in its supply chain and inventory management, the parties agree to the following forecast and Purchase Order schedule.

DESCRIPTION                             COMMITMENT
-----------                             ----------
PURCHASE ORDER LEAD TIMES-Buyer will    Binding and subject to cancellation or
issue Purchase Orders to Seller not     reduction after acceptance by Seller
less than 8 weeks prior to the date     only in accordance with Section
on which shipment of the Products       3.3 below.
from the Delivery Point is required.

Seller shall not be obligated to
accept or fulfill any Purchase Order
which is received by Seller less than
8 weeks prior to the date on which
shipment is required, unless
otherwise agreed by Seller in writing
on a case by case basis.

SIX (6) MONTH ROLLING FORECAST - At     Non-binding forecast for production
least every two weeks, Buyer will       scheduling purposes only.
provide Seller with a good faith
forecast of its actual anticipated
monthly requirements of the Products
for the six month period following
the 8 week period covered by Purchase
Orders (as set forth above).

ANNUAL FORECAST - By no later than      Non-binding forecast for planning
August 15 of each year, Buyer will      purposes only.
provide Seller with a forecast of
Buyer's anticipated requirements of
the Products for each fiscal year of
Seller (October 1 through September
30)

     3.3 CANCELLATION. Buyer may cancel a Purchase Order at any time. In such event, the cancelled Products will incur cancellation charges as follows:

     Finished Goods: 100% of the then applicable price will be paid in exchange for delivery of the Finished Goods as purchased Product hereunder, it being mutually agreed that Seller will not deliver Finished Goods to Buyer until Seller has successfully completed the pre-shipment testing of such Finished Goods;

     WIP: 50% of the then applicable finished goods price attributable to the WIP;

     Raw Material: 0% if returnable to the supplier or Buyer purchases Products utilizing such Raw Material within 6 months of cancellation, but otherwise 100% of the original applicable price attributable to the Raw Material.

"FINISHED GOODS" are defined as completely manufactured and/or assembled Products at the time of the cancellation. "WIP" is defined as incompletely manufactured and/or assembled Products at the time of the cancellation. "RAW MATERIAL" is defined as only those materials needed to make a Part and any purchased Parts. For the purposes of this Agreement, "PART" means a component line item on a bill of materials. Parts are collectively assembled to produce a Product. The above defined cancellation charges are in lieu of any other obligation of Buyer arising as a result of the cancellation. All amounts accrued above are payable within sixty (60) days of Seller's delivery of an invoice to Buyer. Finished Goods will be invoiced upon delivery of the Finished Goods to the Delivery Point.

     3.4 RESCHEDULING DELIVERY OF PRODUCTS. Buyer may request rescheduling of the delivery date of any Product scheduled for shipment to the Delivery Point. Rescheduling of Products by Buyer will incur fees as follows:

          (i) If Buyer requests an earlier delivery date than the currently scheduled date, Seller must approve or reject the new delivery date. Seller will promptly advise Buyer if it approves or rejects the requested new delivery date, and along with any approval will indicate any additional charges that will be imposed on Buyer as a result of the change.

          (ii) If Buyer requests a later delivery date than the currently scheduled date, Seller approval is not required and no additional charges will be imposed on Buyer as a result of such rescheduling; so long as the rescheduled delivery date does not extend more than three months beyond the originally scheduled delivery date. Buyer will use good faith efforts to avoid rescheduling deliveries in a manner that would cause a product to be delivered in a different Seller fiscal quarter than the originally scheduled delivery date.

     3.5  COPY EXACT; END OF LIFE.

     (a) Copy Exact. Buyer requires that any and all changes to the product and components be submitted to Buyer for review 180 days before the planned cut-in date of the change. Change notification must be processed per a process determined by the Steering Committee of the Buyer.

     (b) End of Life. Seller will keep Buyer fully informed relative to the Product roadmap and Product life cycle. Buyer will be notified of end of life at least 12 months (or a lesser time as the parties may agree on a product-by-product basis from time to time) in advance and provided last buy privileges at the time of end of life.

4.   SHIPMENT AND RISK OF LOSS.

     4.1 SHIPMENT. The standard method of shipment shall be ocean carrier; provided, however, Products will be shipped by air at Buyer's request and expense. Seller shall ship Products or cause Products to be shipped from its manufacturing facilities to the Delivery Point on or before the ship date(s) set forth in the applicable Purchase Order. Prior to shipment, Seller will conduct the pre-shipment testing contemplated by Section 6.3 hereof and will include its standard shipment test report with each shipped Product.

     4.2 TITLE. Risk of loss shall pass to Buyer according to Incoterms 2000 "FCA" and title shall transfer concurrently therewith.

5.   WARRANTY.

     5.1 SPECIFICATIONS. The term "SPECIFICATIONS" shall mean all, or any part, of the detailed description of Products provided with the Product and any other specifications agreed upon by Seller and Buyer. All Specifications shall be in writing.

     5.2 WARRANTY.

          5.2.1 WARRANTY. Seller warrants that the Products will (i) conform to the Specifications, and (ii) will be free from defects in materials, workmanship and designs (but only as to designs provided by Seller and not designs provided by Buyer) for a period of eighteen (18) months from the date of the bill of lading for such Product. The term of the warranty set forth in the previous sentence shall be shortened or extended to the extent that Buyer has assumed a shorter or longer term warranty under any Assumed Customer Program. This warranty is limited to Buyer, as the original purchaser of the Product, and cannot be assigned or transferred to any third person, without Seller's express, prior written consent, it being agreed and acknowledged that Buyer will make warranties to its

     Semiconductor Customers based on Seller's warranties hereunder and that Buyer shall continue to be the beneficiary of the warranties even after Buyer distributes Products to its Semiconductor Customers. No person is authorized to amend or expand this warranty or to grant any other warranty on behalf of Seller. Seller shall not be responsible for any repair, replacement or material charges incurred by Buyer or others within the period of this warranty, or otherwise, unless Seller gives its prior written consent to the incurring or payment of such charges. Seller's sole responsibility and liability with respect to any Product under this warranty shall be, at Seller's option, the repair or replacement of any Product which fails to comply with the terms of this warranty or, in the event Seller determines that such Product cannot be repaired or replaced, the refund to Buyer, through payment or credit, of the purchase price paid by Buyer for such defective or non-conforming Product. At Seller's request, Buyer shall return and/or hold any Product claimed to be defective or non-conforming for inspection, repair or replacement by Seller. Seller shall inspect such Products, and Products found not to be defective or non-conforming shall be returned to Buyer at Buyer's cost and expense. Products found to be defective or non-conforming within such warranty will be repaired or replaced at no charge to Buyer or, at Seller's option, Buyer shall receive the aforesaid refund/credit for the purchase price of such Product. Buyer acknowledges and agrees that Seller shall have no warranty obligations, and Buyer shall not assert any claim against Seller, with respect to defects or non-conformities arising out of (i) modifications to and/or unintended uses of a Product made by Buyer or Buyer's Semiconductor Customers or third parties where such modifications and/or uses have not been previously authorized in writing by Seller, (ii) the improper installation and operation of a Product according to Seller's manual(s) and instruction(s) or (iii) repairs made by Buyer or its agents or Buyer's Semiconductor Customers.

          5.2.2 LIMITATIONS OF WARRANTY AND REMEDIES. EXCEPT AS EXPLICITLY STATED IN THIS SECTION 5, SELLER MAKES NO OTHER WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE AND, EXCEPT FOR SELLER'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 5.3 HEREOF, THE PROVISIONS OF THIS SECTION 5 SHALL BE SELLER'S SOLE AND EXCLUSIVE OBLIGATION WITH REGARD TO DEFECTIVE OR NONCONFORMING PRODUCTS COVERED BY THE WARRANTY.

     5.3 INDEMNITY

          5.3.1 BY SELLER. Except to the extent Products are manufactured to designs or specifications of Buyer, Seller agrees to indemnify, defend (or, at its option, settle) and hold Buyer, Buyer's officers, directors and employees and Buyer's Semiconductor Customers harmless from liability or damages, costs and attorneys' fees awarded a third party against Buyer for
     (i) infringement of any U.S. or Japanese patent, copyright, trademark or any trade secret of such third party by the use, manufacture, importation, offering for sale or sale of Products or any part thereof in the form in which such Product was furnished by Seller to Buyer hereunder and (ii) damages or losses arising out of or otherwise in connection with the Products delivered by Seller to Buyer or its Semiconductor Customers hereunder not conforming to the warranties provided hereunder (I) for injury to or death of any person or (II) property damage suffered or allegedly suffered by any person or entity, provided that Buyer has given Seller notice of any such claim or suit for infringement asserted against Buyer promptly after the date Buyer first receives any notice of claim of infringement, and Buyer has permitted Seller to control the defense of such claim or suit. Buyer shall provide reasonable cooperation and assistance to Seller with respect to such defenses at Seller's expense. In the case the use or sale of the Product, or any part thereof, is, or may be, enjoined, Seller will, at its own expense, and at its option, either: (a) procure for Buyer and Buyer's Semiconductor Customers the right to continue to sell and use the Product; or (b) modify the Product, so that it becomes non-infringing; or, if neither (a) nor (b) is commercially practicable, (c) accept return of the Product and refund to Buyer the purchase price and the transportation and installation cost, if any, thereof. In no event shall Seller be liable for any patent or other infringement to the extent (i) based upon the sale or use of the Products for purposes other than for which they are sold by Seller to Buyer, or (ii) for any infringement arising out of any modification to a Product by Buyer, Buyer's Semiconductor Customers or third parties where such modification has not been expressly previously authorized in writing by Seller. The foregoing shall constitute the sole liability of Seller to Buyer (or those asserting claims through or on behalf of Buyer) for patent or other intellectual property infringement.

          5.3.2 BY BUYER. (a) With respect to any designs or specifications which Buyer provides to Seller and requests Seller to use or incorporate in connection with the manufacture or sale of Products, and/or with respect to any modification made by Buyer to the Product, Buyer agrees to indemnify, defend (or, at its option, settle) and hold Seller and Seller's officers, directors and employees, harmless from any liability for damages, costs and attorneys' fees awarded a third party against Seller for infringement of any U.S. or Japanese patent, copyright, trademark or any trade secret of such third party by the use, manufacture, importation, offering for sale or sale of Products, provided that Seller has given Buyer notice of any such claim or suit for infringement asserted against Seller promptly after the date Seller first receives any notice of claim of infringement, and Seller has permitted Buyer to control the defense of such suit. Seller shall provide reasonable cooperation and assistance to Buyer with respect to such defense at Buyer's expense. In the case the use or sale of such designs or specifications, or any part thereof, is, or may be, enjoined, Seller shall cease all use, manufacture, having manufactured, importation, offering for sale and sale of any products utilizing such designs or specifications.

          (b) The Buyer agrees to defend, indemnify and hold harmless Seller and its Affiliates and its officers, directors, employees, successors and assigns from and against any and all losses, demands, claims, liabilities, obligations and expenses (including punitive damages) incurred by or threatened against Seller and its Affiliates and its officers, directors, employees, successors and assigns, due to claims by the Buyer or any third party (including, but not limited to Semiconductor Customers and any agents or distributors) arising out of any act or omission of the Buyer, including, but not limited to, (i) modifications to and/or unintended uses of a Product made by Buyer or its subcontractors where such modifications and/or uses have not been previously authorized in writing by Seller, (ii) the improper installation of a Product by Buyer or its subcontractors or
     (iii) repairs of a Product made by Buyer or its subcontractors, in each case solely to the extent that Buyer's or its subcontractors' act or omission was a contributing cause of the damage or loss, whether or not the claim arose during the term of, or after the expiration or termination of this Agreement.

          5.3.3 APPORTIONMENT. In the event a claim is based partially on an indemnified claim described in Sections 5.3.1 or 5.3.2 above and partially on a non-indemnified claim, or is based partially on a claim indemnified by Seller pursuant to Section 5.3.1 above and partially on a claim indemnified by Buyer pursuant to Section 5.3.2 above, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the parties in accordance with the degree of cause attributable to each party.

     5 .4 LAWS AND REGULATIONS. Seller represents and warrants that all the Products have been or shall be produced, packaged and delivered in compliance with the applicable requirements of federal, state and local laws, regulations, ordinances and administrative orders and rules of the United States and all other countries in which the Products are produced, packaged or delivered. Seller shall secure any and all permits, governmental licenses and inspections necessary for the manufacture and delivery of the Products hereunder.

     5.5 NO WAIVER. Acceptance, inspection or payment by Buyer shall in no event constitute a waiver of Buyer's rights and remedies with regard to any subsequently discovered defect or nonconformity.

     5.6 COMPLIANCE. Throughout the term of this Agreement, for all Products that Seller, on or prior to the Signing Date, tested, certified and supplied with a Declaration of Conformance or Declaration of Incorporation in conformance with the requirements for any CE marked product, Seller shall continue to perform such testing, certification and supply to Buyer. For all other Products, such testing and certification shall be performed as agreed in the Development Agreement for such Product.

6.   WARRANTY AND SUPPORT SERVICES

     6.1 BUYER SERVICES.

          6.1.1 REPAIR AND WARRANTY SUPPORT SERVICES. During the applicable warranty period or any subscription by a Semiconductor Customer to post-warranty support services from Buyer, Buyer will (i) provide phone or other technical support to Semiconductor Customers to whom Buyer has sold Products, (ii) inspect, remove and replace Products with applicable FRUs or replacement units provided by Seller, (iii) where agreed by Seller, repair Products in exchange for payment of a mutually agreed fee by Seller on a case by case basis, (iv) accept provision of retrofits from Seller and assist the Semiconductor Customer with the installation of such retrofits at Buyer's standard professional services rates to be paid by Seller, (v) if Buyer and Seller do not agree that Buyer shall repair a Product, or if Buyer cannot repair such Product, return the Product to Seller as contemplated by Section 6.5 below and (vi) such sales and other support as Buyer and Seller may agree on a case by case basis, with or without additional fees payable by Seller as may be agreed by the parties in each case (collectively, the "BUYER SERVICES"). Buyer agrees that Buyer will perform the Buyer Services in a professional and workmanlike manner and in accordance with generally accepted industry standards. The repair and warranty services set forth in Section 6.1.1 (ii), (iii) and (iv) shall be performed only by authorized repair personnel who have been trained by Seller and pursuant to Seller's rules and procedures for inspection, diagnosis and repair provided at the time of Seller's training. In the event that Buyer has undertaken the repair of a Product and is unable to complete such repair, then Seller shall have no obligation to pay Buyer for such repair services. For the avoidance of doubt, "Buyer Services" shall not include any services relating to Products sold by Seller to Semiconductor Customers in any manner other than through Buyer pursuant to this Agreement, unless (i) Seller requests that Buyer provide Buyer Services for such Products on a case by case basis and (ii) Buyer and Seller agree in writing on fees payable by Seller to Buyer for the provision of such Buyer Services.

          6.1.2 INVENTORY AND SPARES. Buyer shall stock, and Seller shall supply, sufficient inventory of Parts and FRUs to meet Buyer's and Seller's warranty obligations under this Agreement or to Semiconductor Customers that purchase Products from Buyer; Seller hereby consents to Buyer utilizing such Parts and FRUs to perform repair, replacement and support services for Semiconductor Customers at (i) for any repair, replacement or support covered by, or within the scope of, Seller's warranties or other support obligations hereunder, Buyer's cost of obtaining the applicable spares and replacements plus services rates to be agreed upon by the parties from time to time for Buyer's (or its subcontractor's) time in performing such services to be paid by Seller within 75 days of receipt of Buyer's invoice and (ii) for any other repair, replacement or support, fees agreed by Buyer and the Semiconductor Customer. If Buyer and Seller cannot agree on services rates for a repair under clause (i) of this Section 6.1.2, then Buyer will not be obligated to perform the repair services and may return the applicable Product to Seller for repair.

     6.2 SELLER SERVICES. Seller will provide the following services to Buyer ("SELLER SERVICES"):

          6.2.1 TRAINING. Seller will provide Buyer with training, at Seller's facility in the United States, to the extent necessary for Buyer to provide the Buyer Services to Semiconductor Customers. Such training shall be at Seller's expense. Such training shall be provided in English. Buyer shall be responsible for its own travel, lodging and other expenses in attending such training.

          6.2.2 DOCUMENTATION. Seller shall provide Buyer with information and service instructions and all documentation, manuals and spare parts lists that relate to Seller's Products, as in effect from time to time. All such documentation shall be provided in Japanese. Product information shall be provided in both English units and metric units. Notwithstanding the foregoing, for existing Products sold to existing customers, documentation and product information will be provided in a manner consistent with the standard practice in effect for such customer prior to the Effective Date, unless the customer requests otherwise.

          6.2.3 SPARES. Buyer shall stock sufficient spare Products, FRUs and Parts as needed to meet all of Seller's warranty and repair services obligations under this Agreement, subject to Seller's supply of such Products, FRUs and Parts as contemplated by Section 6.1 above and Seller's provision of training as contemplated by this Section 6.2.

          6.2.4 UPGRADES. Seller shall provide upgrades from time to time as agreed on a customer by customer basis, at mutually agreed rates.

     Seller agrees that Seller will perform the Seller Services in a professional and workmanlike manner and in accordance with generally accepted industry standards.

     6.3 INSPECTION AND TEST AT SELLER'S FACILITIES. All Products purchased by Buyer are subject to inspection and test procedures, as set forth in the Specification for the Product or as otherwise agreed by the parties in writing, and conducted by Seller, and, if Buyer so elects, also observed by Buyer, before to the applicable Products are shipped from Seller's factory. Inspection and test requirements will be agreed in writing by the parties. Seller shall provide Buyer with written certification that the Product tested has passed the final inspection and complies in all respects with the requirements described in the Specifications. From time to time, Buyer's Semiconductor Customers may request the right to review Seller's facilities and operations for the purpose of qualification and inspection of the Products. Seller agrees to permit such Semiconductor Customer surveys. Buyer shall provide Seller with written notice of such request. Such notice shall contain the names of the individuals making the visit, and the desired date of the visit. Buyer is permitted to accompany the Semiconductor Customer during these Semiconductor Customer surveys. Notwithstanding any inspection and testing at Seller's premises, all Products purchased by Buyer are subject to Buyer's inspection and test (qualification) at Buyer's or its Semiconductor Customer's premises before final acceptance ("Final Acceptance Testing"). Final Acceptance Testing requirements will be agreed in writing by the parties.

     6.4 NOTIFICATION; PRODUCT RETURNS. During the applicable warranty period or any support subscription period, Buyer shall notify Seller promptly in writing of any alleged defect in a Product, with specificity. If Buyer and Seller agree that such defect requires that Buyer provide such Product to Seller for repair and/or replacement (such agreement not to be unreasonably withheld), then Seller shall provide an RMA number for such Product within twenty-four hours of such agreement. Seller acknowledges and agrees that more complicated repairs will often need to be performed by Seller, particularly in the first few years of this Agreement as Buyer becomes more familiar with the repair of Brooks Products. Upon receipt of such RMA number, Buyer will forward the defective Product to Seller, FCA Buyer's North American facility, with written specifications of the claimed defect. If the defect is under warranty or under a current support subscription contemplated in Section
6.5 below, Seller will ship the repaired or replaced Product to Buyer, as quickly as is practical, but not later than 20 Business Days from the date Seller received the Product from Buyer. If the average timeframe for completion of such repair or replacement by Seller of all Products then in Seller's possession or control exceeds 20 Business Days at any point during the term of this Agreement, Seller and Buyer shall promptly review and discuss (whether in person or by phone or e-mail) the reasons for such delay and, unless Seller and Buyer mutually agree that there are good reasons for the delay that are outside of the reasonable control of Seller, then Buyer shall have the right to deliver, and Seller shall promptly acknowledge in writing, debit memos (which memos shall be sufficient to transfer title in the applicable Products from Buyer to Seller until return of the repaired Products to Buyer and put such Products on Seller's books and remove such Products from Buyer's books) to Seller for all Products then in inventory as a result of such delays and all Products that are subsequently not repaired or replaced in the required 20 Business Day period. If Seller is subject to debit memos under this Section 6.4 but completes repairs so that the average timeframe for completion of such repair or replacement by Seller of all Products then in Seller's possession or control no longer exceeds 20 Business Days, the Buyer will issue no further debit memos for additional Products under repair unless and until Seller again exceeds the 20 Business Days threshold, in which case the above debit memo process shall repeat. During the applicable warranty or support subscription period, Seller shall be responsible for all freight charges and duties in connection with the return of a Product under this Section 6.4 and shipment of the repaired or replaced Product to Buyer. Seller's warranty period for a Product shall toll during repair of a Product by either Seller or Buyer and shall restart upon either Buyer's completion of the fix for such Product or Seller's shipment of the repaired Product back to Buyer or its Semiconductor Customer.

     6.5 SUPPORT AVAILABILITY; POST-WARRANTY SUPPORT. Seller shall maintain support capabilities for each Product for a period of 5 years following the delivery date of the last such Product hereunder. On a Product by Product basis, post-warranty services that are identical to the warranty services applicable during the applicable warranty period will be provided to Buyer by Seller on an annual subscription basis and shall be provided in accordance with terms and conditions as may be negotiated in good faith between Seller and Buyer from time to time.

7.   EMBEDDED SOFTWARE LICENSE AND CONFIDENTIAL INFORMATION.

     7.1 EMBEDDED SOFTWARE LICENSE. The software included in the Products (the "EMBEDDED SOFTWARE") is licensed and not sold. Seller hereby grants to Buyer a non-exclusive, royalty-free, perpetual license to use the Embedded Software only in the operation of the Product in which it was delivered. Such Embedded Software may not be copied for use in any equipment other than the Products. Copies may be made for archival purposes only. Such Embedded Software and any copies thereof, and all copyright, trade secret, patent, trademark and other intellectual or industrial property rights therein, is and shall remain the sole property of Seller. The ideas and the expressions thereof contained in the Embedded Software are confidential and proprietary information and trade secrets of Seller and/or its licensors that are disclosed to Buyer in confidence. Buyer shall not cause or permit reverse engineering, disassembly or decompilation of the Embedded Software or disclosure, copying, display, loan, publication, transfer of possession (whether by sale, exchange, gift, operation of law or otherwise) or other dissemination of the Embedded Software, in whole or in part, to any third party without prior written consent of Seller. Buyer shall not modify, enhance or otherwise change or supplement the Embedded Software. Buyer will be permitted to sublicense to Semiconductor Customers the Embedded Software solely for the operation of the Products sold by Buyer to Semiconductor Customers hereunder, provided that the sublicense is effected by agreement signed before the Embedded Software is provided and only if the sublicense includes the same provisions as used herein.

     7.2 CONFIDENTIALITY. Each party ("RECEIVING PARTY") agrees to keep confidential and not disclose or use except in performance of its obligations under this Agreement, confidential or proprietary information related to the other party's ("DISCLOSING PARTY") technology or business that the Receiving Party learns in connection with this Agreement and any other information received from the other, including without limitation, to the extent previously, currently or subsequently disclosed to the Receiving Party hereunder or otherwise, information relating to products or technology of the Disclosing Party or to the Disclosing Party's business (including, without limitation data, know-how, processes, ideas, inventions (whether patentable or not), all information relating to customers and customer transactions and other technical, business, financial, customer and product development plans, forecasts, strategies and information), all of the foregoing, "Confidential Information". Confidential Information shall not include information the Receiving Party can document (a) is in or (through no improper action or inaction by the Receiving Party or any affiliate, agent or employee) enters the public domain (and is readily available without substantial effort), or (b) was rightfully in the Receiving Party's possession or known by it prior to receipt from the Disclosing Party, or (c) was rightfully disclosed to the Receiving Party by another person without restriction, or (d) was independently developed by the Receiving Party by persons without accessing such information and without use of any Confidential Information of the Disclosing Party. Each party, with prior written notice to the Disclosing Party, may disclose such Confidential Information to the minimum extent possible that is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency, provided that reasonable measures are taken to guard against further disclosure, including without limitation, seeking appropriate confidential treatment or a protective order, or assisting the other party to do so. Each party shall use reasonable precautions to protect the other's Confidential Information and employ at least those precautions that such party employs to protect its own confidential or proprietary information.

8.   TERM AND TERMINATION.

     8.1 TERM. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the termination of the JV Agreement.

     8.2 TERMINATION. Notwithstanding the foregoing, and in addition to any other rights of termination set forth herein, this Agreement may be terminated only as provided in the Shareholders' Agreement.

     8.3 OBLIGATIONS UPON TERMINATION. The termination of this Agreement shall not discharge, affect, or otherwise modify the rights and obligations of parties established or incurred prior to the termination hereof or the right of either party to pursue any and all legal remedies it may have against the other party and such remedies shall survive the termination of the Agreement.

9.   NON-SOLICITATION.

During the term of this Agreement and for a period of 1 year after expiration or termination of this Agreement, neither party will employ, attempt to employ or solicit the employment of, any employee of or consultant to of the other party or otherwise induce or attempt to induce any employee of or consultant to leave the employ of other.

10.  MISCELLANEOUS.

     10.1 INTELLECTUAL PROPERTY. Seller shall have the sole ownership of Intellectual Property relating to the Products sold by Seller hereunder and the sole right to obtain, hold and renew, in its own name and/or for its own benefit, patents, copyrights, trademarks, trade secrets, registrations and/or other appropriate protection with respect to any of the Products sold by Seller hereunder. As used herein, "INTELLECTUAL PROPERTY" means any and all patents and rights to patent, copyrights, trademarks, trade secrets, Confidential Information of Seller, know-how and proprietary information of any kind or nature whatsoever. Buyer stipulates and agrees that under this Agreement Buyer will acquire no right, title or interest in or to any of such Intellectual Property, except as expressly provided in writing by the parties.

     10.2 AUTHORITY. By signing this document, the undersigned represent that they have been duly authorized to execute this document on behalf of their respective corporations.

     10.3 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other.

     10.4 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and in accordance with the internal laws of the State of New York, excluding:
(i) its conflicts of laws principles; (ii) the United Nations Convention on Contracts for the International Sale of Goods; (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods (the "1974 Convention"); and (iv) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980. Disputes relating to any provision of this Agreement shall be handled in accordance with the dispute resolution procedures of the Shareholders' Agreement.

     10.5 LIMITATION AND DISCLAIMER OF LIABILITY.

     (a) EXCEPT WITH RESPECT TO: (1) EITHER PARTY'S BREACH OF CONFIDENTIALITY OBLIGATIONS, (2) DAMAGES ARISING FROM EITHER PARTY'S VIOLATION OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY OR (3) INDEMNIFICATION OBLIGATIONS UNDER SECTION 5.3.1 (EXCEPT FOR SECTION 5.3.1(ii)(II)) AND SECTION 5.3.2(A)HEREUNDER WITH RESPECT TO DAMAGES OR LOSSES, NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES INCLUDING WITHOUT LIMITATION LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT OR ANY PURCHASE ORDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     (b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, CUSTOMERS AND AGENTS, INCUR ANY LIABILITY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PRODUCTS, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, WARRANTY, RELIANCE, TORT (INCLUDING NEGLIGENCE) OR OTHER LEGAL THEORY, EXCEEDING (I) $5,000,000 PER CLAIM NOR (II) $10,000,000 IN THE AGGREGATE IN ANY CALENDAR YEAR. HOWEVER, FOR INDEMNIFICATION OBLIGATIONS UNDER SECTION 5.3.1 (EXCEPT FOR SECTION 5.3.1(ii)(II)) AND SECTION 5.3.2(A) AND FOR

CORPORATE WILLFUL MISCONDUCT OF A PARTY, THERE IS NO LIMITATION ON THE AMOUNT OF SUCH PARTY'S LIABILITY.

     10.6 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended, nor will it be construed, to confer any rights or benefits upon any person (including, but not limited to, any employee or former employee of Buyer or Seller) other than the parties to this Agreement, and no other person will have any rights or remedies under this Agreement.

     10.7 ENTIRE AGREEMENT. This Agreement and the Schedule(s) annexed hereto, contain the entire agreement between the parties with respect to its subject matter, and there are no agreements or understandings between the parties other than those set forth or referred to in this Agreement, and in the various Schedules and/or attachments to same.

     10.8 EXPENSES. Except as set forth in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement will be paid by the party incurring such costs and expenses.

     10.9 FORCE MAJEURE. Neither party shall be responsible for any delay or failure to perform any provision of this Agreement arising from causes beyond its reasonable control, including, without limitation, labor disputes, civil commotion, war, (declared or undeclared), riot, severe weather, heavy snow, floods, acts of God, governmental rules, laws, requisitions, mobilizations, embargoes, fires, explosions, shortages of transportation, inability to obtain freight space, unavailability of raw materials and restrictions on the use of power. The party relying on this paragraph as an excuse for nonperformance of its obligations hereunder shall use all reasonable efforts promptly to remove or remedy the cause giving rise to such nonperformance.

     10.10 NOTICES. All notices hereunder shall be in writing and delivered personally, by documented overnight courier delivery service or by fax (with confirmation of receipt), in each case, to the appropriate address or number as set forth below.

IF TO SELLER:                        IF TO BUYER:

Brooks Automation, Inc.              Yaskawa Brooks Automation, Inc.
15 Elizabeth Drive                   2-1 Kurosaki-shiroishi, Yahatanishi-ku
Chelmsford, Massachusetts            Kitakyushu 806-0004 Japan
01824 U.S.A.                         Attention: ______________________
Attention: Thomas Grilk, Esq.        Fax: ____________________________
Fax: (978) 262-2511

WITH COPY TO:                        WITH COPY TO:

IF TO SELLER:                        IF TO BUYER:

Brooks Automation, Inc.              Yaskawa Brooks Automation, Inc.
15 Elizabeth Drive                   2-1 Kurosaki-shiroishi, Yahatanishi-ku
Chelmsford, Massachusetts            Kitakyushu 806-0004 Japan
01824 U.S.A.                         Attention: _______________________
Attention: Thomas Grilk, Esq.        Fax: _____________________________
Fax: (978) 262-2511

WITH COPY TO:                        WITH COPY TO:

WilmerHale
60 State Street                      Masuda, Funai, Eifert & Mitchell, Ltd.
Boston, Massachusetts 02109          203 N. LaSalle Street, Suite 2500
Attention: Mark G. Borden            Chicago, IL 60601-1262
Fax: (617) 526-5000                  Attention: Mary W. Shellenberg
                                     Fax: 312-245-7467

                                     And

                                     WilmerHale
                                     60 State Street
                                     Boston, Massachusetts 02109
                                     Attention: Mark G. Borden
                                     Fax: (617) 526-5000

or to such other address and/or to the attention of such other person as the intended recipient may designate by written notice in accordance with this provision. Notices shall be effective upon receipt.

     10.11 NONASSIGNMENT. Neither this Agreement, nor any right, duty, term or obligation thereof, may be assigned by either party to any individual or entity, without the prior written consent of the other party hereto. For the purposes of this Agreement, a change of control of a party, including through a sale or transfer of all or a portion of such party's voting securities shall constitute an assignment. This Agreement shall be binding upon and inure to the benefit of the parties' successors and assigns.

     10.12 HEADINGS; DEFINITIONS. The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of the Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

     10.13 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by instrument or instruments in writing signed by the party against whom enforcement of the modification or amendment is sought. Wavier of compliance with any term or provision of this Agreement must be in writing. Waiver of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach. Consummation of the transactions contemplated by this Agreement will not constitute a waiver of any prior breach of the Agreement.

     10.14 SEVERABILITY. If at any time any provision of this Agreement is or becomes illegal, invalid, void or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity, or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired thereby, and the remainder of the provisions of this Agreement will remain in full force and effect. The parties will endeavor in good faith negotiations to replace any invalid, illegal, void or unenforceable provision with a valid, legal and enforceable provision, the effect of which comes as close as possible to the invalid, illegal, void or unenforceable provision.

                            [signature page follows]

     IN WITNESS WHEREOF, the parties have caused this BROOKS JAPAN ROBOT SUPPLY AGREEMENT to be executed by their duly authorized representative on the date set forth above.

BROOKS AUTOMATION, INC.                 YASKAWA BROOKS AUTOMATION, INC.


By: /s/ Edward C. Grady                 By: /s/ Hiroyuki Ougi
    ---------------------------------       ------------------------------------
Title: President                        Title: President
       ------------------------------          ---------------------------------